Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Neff Corp.

Miami, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2005, except for the 2004 supplemental condensed consolidating financial information included in Note 15, as to which the date is January 3, 2006, and the 2004 information included in Note 8, as to which the date is May 10, 2006, relating to the consolidated financial statements of Neff Corp. and Subsidiary., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ KAUFMAN, ROSSIN & Co., P.A.

Kaufman, Rossin & Co., P.A.

Miami, Florida

July 9, 2007